Exhibit 99.1

PRESS RELEASE

US$

ABH (NYSE, TSX)

AbitibiBowater Announces Amendments to

Subsidiaries’ Credit Facilities

MONTREAL, CANADA, March 2, 2009 – AbitibiBowater Inc. today announced that Bowater Incorporated (“Bowater”), a subsidiary of AbitibiBowater, Bowater Newsprint South LLC (“Newsprint South”), a subsidiary of AbitibiBowater, and certain of Bowater’s subsidiaries and affiliates, entered into amendments to Bowater’s U.S. and Canadian credit agreements. The amendment to the U.S. credit agreement was entered into among AbitibiBowater, Bowater, Newsprint South and certain subsidiaries and affiliates of Bowater and Newsprint South, certain lenders party thereto and Wachovia Bank, National Association, as Administrative Agent for the various lenders under that credit agreement. The amendment to the Canadian credit agreement was entered into among AbitibiBowater, Bowater, Bowater Newsprint South, Bowater Canadian Forest Products Inc. (“BCFPI”), an indirect subsidiary of Bowater, and certain subsidiaries and affiliates of Bowater, Newsprint South and BCFPI, certain lenders party thereto and The Bank of Nova Scotia, as Administrative Agent for the lenders party to that credit agreement.

The amendments to the credit agreements provide for lender consent to $12,000,000 of additional liquidity previously provided to BCFPI by Fairfax Financial Holdings Limited (the “Additional Liquidity”) and amend and modify each of Bowater’s U.S. and Canadian credit agreements to, among other things, (i) increase the commitment under the Canadian credit agreement in an aggregate amount of $30,000,000 in order to add two additional tranches of loans (the “Additional Loans”), one tranche in the principal amount of $12,000,000, representing the Additional Liquidity previously funded, and the other in the principal amount of $18,000,000, representing loans funded upon the closing of the amendments, (ii) provide that the Additional Loans are not subject to the borrowing base requirements contained in the Canadian credit agreement, (iii) allow the collateral securing the Canadian credit agreement (other than certain fixed assets of Newsprint South and certain of its subsidiaries) to secure the Additional Loans on a last-out basis, (iv) temporarily increase the limit on the amount of foreign accounts receivable that may be included in the borrowing base, (v) modify the scheduled reductions to the commitment amounts under each agreement and (vi) increase the interest rate under each agreement by 1.00%.

AbitibiBowater produces a wide range of newsprint, commercial printing papers, market pulp and wood products. It is the eighth largest publicly traded pulp and paper manufacturer in the world. AbitibiBowater owns or operates 24 pulp and paper facilities and 30 wood products facilities located in the United States, Canada, the United Kingdom and South Korea. Marketing its products in more than 90 countries, the Company is also among the world’s largest recyclers of old newspapers and magazines, and has third-party certified 100% of its managed woodlands to sustainable forest management standards. AbitibiBowater’s shares trade under the stock symbol ABH on both the New York Stock Exchange and the Toronto Stock Exchange.

Contacts

Investors	Media and Others
Duane Owens	Seth Kursman
Vice President, Finance	Vice President, Communications and Government Affairs
864 282-9488	514 394-2398
seth.kursman@abitibibowater.com

Forward-Looking Statements

Statements in this news release that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements about our ability to comply with the terms of Bowater’s credit facility, and our strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “may,” “expect,” “believe,” “anticipate,” and other terms with similar meaning indicating possible future events or potential impact on the business or stockholders of AbitibiBowater.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, industry conditions generally and further growth in alternative media, our ability to realize announced price increases, the impact of the global credit crisis on our ability to refinance or amend the terms of our current indebtedness, our ability to obtain timely contributions to our cost-reduction initiatives from our unionized and salaried employees, the prices and terms under which we would be able to sell targeted assets, the volatility of the U.S. dollar against the Canadian dollar, the costs of raw materials such as energy, chemicals and fiber, the success of our post-merger integration activities, including the rollout of information technology platforms and billing and procurement systems as well as the impact of our liquidity position on the relationship with our customers, vendors and trade creditors. Additional factors are detailed from time to time in AbitibiBowater’s filings with the Securities and Exchange Commission (SEC) and the Canadian securities regulatory authorities, including those factors contained in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007, filed with the SEC on March 20, 2008, and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008, filed with the SEC on November 14, under the caption “Risk Factors” in each respective report, as well as those factors contained in AbitibiBowater’s Current Report on Form 8-K filed on February 9, 2009. All forward-looking statements in this news release are expressly qualified by information contained in the Company’s filings with the SEC and the Canadian securities regulatory authorities. AbitibiBowater disclaims any obligation to update or revise any forward-looking information.